Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Les Van Dyke Director, Investor Relations (281) 492-5370
DIAMOND OFFSHORE DRILLING, INC. ANNOUNCES
FOURTH QUARTER 2009 RESULTS
Houston, Texas, February 4, 2010 — Diamond Offshore Drilling, Inc. (NYSE:DO) today reported net income for the fourth quarter of 2009 of $276.1 million, or $1.98 per share on a diluted basis, compared with net income of $293.3 million, or $2.11 per share on a diluted basis, in the same period a year earlier. Revenues in the fourth quarter of 2009 were $890.8 million, compared with revenues of $903.2 million for the fourth quarter of 2008.
Results for the fourth quarter of 2009 were adversely impacted by increased tax expense, largely arising from the (i) changing mix of domestic and international earnings during the year (ii) foreign exchange differences which affected the amount of foreign tax credits that could be utilized and (iii) to a lesser degree, an assessment by Brazil related to operations in 2004 and 2005. All of these factors disproportionately affected the fourth quarter. Additionally, results for the quarter were negatively impacted by net pre-tax bad debt expense primarily related to past-due receivables for a rig operating in Egypt. Slightly offsetting these adverse impacts, the Company recorded a net pre-tax gain that resulted from the sale of the jack-up rig Ocean Tower.
For the year ended December 31, 2009, the Company reported net income of $1.4 billion, or $9.89 per share on a diluted basis, compared with net income of $1.3 billion, or $9.42 per share on a diluted basis, for the year ended December 31, 2008. Revenues for the year ended December 31, 2009 were $3.6 billion, compared with $3.5 billion for 2008.
Diamond Offshore provides contract drilling services to the energy industry and is a leader in deepwater drilling. Additional information on Diamond Offshore and access to the Company’s SEC filings is available on the Internet at www.diamondoffshore.com.
As previously announced, Diamond Offshore will provide a simulcast and rebroadcast of its fourth quarter 2009 earnings release conference call. The live broadcast of our quarterly conference call will be available online at www.diamondoffshore.com on February 4, 2010 beginning at 9:00 a.m. Central Time. The online replay will follow immediately and continue for the remainder of the calendar quarter after the original call. Please go to the web site at least 15 minutes before the broadcast to register, download and install any necessary audio software.
Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website www.diamondoffshore.com. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.
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DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Contract drilling	$872,132	$887,498	$3,536,579	$3,476,417
Revenues related to reimbursable expenses	18,650	15,709	94,705	67,640

Total revenues	890,782	903,207	3,631,284	3,544,057

Operating expenses:
Contract drilling	317,025	312,291	1,223,771	1,185,007
Reimbursable expenses	18,078	15,235	93,097	65,895
Depreciation	89,468	75,267	346,446	287,417
General and administrative	14,804	14,708	62,913	60,142
Bad debt expense	9,746	31,952	9,746	31,952
Gain on disposition of assets	(7,537)	(2,326)	(7,902)	(2,831)
Casualty loss	—	—	—	6,281

Total operating expenses	441,584	447,127	1,728,071	1,633,863

Operating income	449,198	456,080	1,903,213	1,910,194

Other income (expense):
Interest income	852	1,375	4,497	11,744
Interest expense	(23,174)	(3,870)	(49,610)	(10,096)
Foreign currency transaction gain (loss)	(6,438)	(50,960)	11,483	(65,566)
Other, net	(1,467)	437	(1,152)	770

Income before income tax expense	418,971	403,062	1,868,431	1,847,046

Income tax expense	(142,907)	(109,719)	(492,212)	(536,499)

Net Income	$276,064	$293,343	$1,376,219	$1,310,547

Income per share:
Basic	$1.99	$2.11	$9.90	$9.43

Diluted	$1.98	$2.11	$9.89	$9.42

Weighted average shares outstanding:
Shares of common stock	139,019	139,001	139,007	138,959
Dilutive potential shares of common stock	118	65	90	114

Total weighted average shares outstanding	139,137	139,066	139,097	139,073

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended
	December 31,
	2009	2008

REVENUES
High Specification Floaters	$380,792	$342,812
Intermediate Semisubmersibles	394,677	389,647
Jack-ups	96,663	155,039

Total Contract Drilling Revenue	$872,132	$887,498

Revenues Related to Reimbursable Expenses	$18,650	$15,709

CONTRACT DRILLING EXPENSE
High Specification Floaters	$111,326	$92,360
Intermediate Semisubmersibles	152,067	143,640
Jack-ups	48,214	71,105
Other	5,418	5,186

Total Contract Drilling Expense	$317,025	$312,291

Reimbursable Expenses	$18,078	$15,235

OPERATING INCOME
High Specification Floaters	$269,466	$250,452
Intermediate Semisubmersibles	242,610	246,007
Jack-ups	48,449	83,934
Other	(5,418)	(5,186)
Reimbursable expenses, net	572	474
Depreciation	(89,468)	(75,267)
General and administrative expense	(14,804)	(14,708)
Bad debt expense	(9,746)	(31,952)
Gain on disposition of assets	7,537	2,326

Total Operating Income	$449,198	$456,080

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$376,417	$336,052

Marketable securities	400,853	400,592

Accounts receivable, net of provision for bad debts	791,023	574,842

Prepaid expenses and other	155,077	123,046

Assets held for sale	—	32,201

Total current assets	1,723,370	1,466,733

Drilling and other property and equipment, net of accumulated depreciation	4,432,052	3,414,373

Other assets	108,839	73,325

Total assets	$6,264,261	$4,954,431

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$413,475	$509,087

Long-term debt	1,495,375	503,280

Deferred tax liability	546,024	462,026

Other liabilities	178,745	118,553

Stockholders’ equity	3,630,642	3,361,485

Total liabilities and stockholders’ equity	$6,264,261	$4,954,431

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
AVERAGE DAYRATES AND UTILIZATION

	Fourth Quarter		Third Quarter		Fourth Quarter
	2009		2009		2008
	Dayrate	Utilization	Dayrate	Utilization	Dayrate	Utilization
	(Dayrate in thousands)
High Specification Floaters	$388	81%	$389	75%	$386	89%
Intermediate Semis	$280	78%	$278	84%	$284	78%
Jack-ups	$112	63%	$117	65%	$121	92%